THE CATHOLIC FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


     The Board of Directors of The Catholic Funds, Inc., a corporation organized and existing under the laws of the State of Maryland, by Resolution adopted on November 15, 2001 by a majority of the Directors of said corporation, has established and designated 100,000,000 shares of its previously authorized but unissued common stock, 1/10 of 1(cent) ($.001) par value per share, as an additional series to be known as The Catholic Equity Fund. Shares of such series shall have the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and other conditions of redemption as set forth in Article Fifth of The Catholic Funds, Inc.'s Articles of Incorporation. With the addition of this series, the presently designated series of shares of The Catholic Funds, Inc.'s common stock consist of the following:

     Series                                                       No. of Shares
     ------                                                       -------------
     The Catholic Equity Income Fund                                50 million
     The Catholic Large-Cap Growth Fund                             50 million
     The Catholic Disciplined Capital Appreciation Fund             50 million
     The Catholic Equity Fund                                      100 million
     The Catholic Money Market Fund                                400 million

     This action does not alter the number of authorized shares of The Catholic Funds, Inc., which consists of one billion shares, par value $0.001 per share. The Board of Directors has taken this action pursuant to the powers conferred upon it under Article Fifth of The Catholic Funds, Inc.'s Articles of Incorporation and Section 2.208 of the Maryland General Corporation Law.

                                           THE CATHOLIC FUNDS, INC.

                                           By:
                                                 -----------------------------
                                                 Allan G. Lorge, President

                                           Attest:

                                           By:
                                                ------------------------------
                                                Theodore F. Zimmer, Secretary

STATE OF WISCONSIN   )
                     ) SS

COUNTY OF MILWAUKEE  )

     On this ___ day of January, 2002, before me a Notary Public for the State and County set forth above, personally came Allan G. Lorge, as President of The Catholic Funds, Inc., and Theodore F. Zimmer, as Secretary of The Catholic Funds, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth are true in all material respects under the penalties of perjury.

     IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.


[Notary Seal]
                                  ---------------------------------
                                  Notary Public
                                  My Commission expires:
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